EXHIBIT 99.1
                                  ------------
                      GMP ANNOUNCES THIRD QUARTER EARNINGS

     COLCHESTER, VT Green Mountain Power Corporation (NYSE: GMP) today announced consolidated earnings of $0.65 per share of common stock, diluted, for the third quarter of 2004 compared with earnings of $0.59 per share of common stock, diluted, for the same period in 2003. Year to date earnings for 2004 are $1.70 per share, diluted, compared with earnings of $1.60 per share for the first nine months of 2003.

Earnings improved in the third quarter of 2004 primarily as a result of the realization of certain tax benefits resulting from the 2002 sale of Vermont Yankee that were partially offset by a decline in retail revenues. "We are pleased to report improved results despite cooler summer temperatures that adversely impacted retail electricity sales," said Christopher L. Dutton, President and Chief Executive Officer. "We continue to expect earnings between $2.05 and $2.15 per share for 2004."

The Vermont Public Service Board issued an order in December 2003 allowing the Company to carry unused deferred revenue totaling approximately $3.0 million to 2004 and to recognize this revenue to achieve its allowed rate of return during 2004. During the third quarter of 2004, the Company's earnings benefited by $0.05 per share as a result of recognizing deferred revenues, compared with no recognition of deferred revenue during the same period of 2003. The Company expects to recognize all remaining deferred revenues, totaling $1.1 million, during the last quarter of 2004 to achieve its allowed rate of return and to recover the costs of regulatory assets. The Public Service Board's December 2003 order also provided for a rate freeze for 2004, and retail rate increases of 1.9 percent (generating approximately $4 million in added annual revenues) in January 2005 and 0.9 percent (approximately $2 million in added annual revenues) in January 2006, subject to submission and regulatory review of supporting cost of service schedules.

     Retail operating revenues for the third quarter of 2004 decreased by $540,000 compared with the same period in 2003, reflecting the effects of cooler summer weather offset in part by an increase in the number of customers, and increased recognition of revenues deferred under the December 2003 regulatory order discussed above. Total retail megawatt hour sales of electricity declined by 0.6 percent in 2004, compared with the same period in 2003, due to the milder weather. Sales to residential and small commercial and industrial customers declined by 4.6 percent and 1.4 percent, respectively. By contrast, sales to large commercial and industrial customers increased by 3.7 percent in the third quarter of 2004.

Wholesale revenues in the third quarter of 2004 decreased by $16.5 million compared with the third quarter of 2003, reflecting reduced sales of electricity to Morgan Stanley Capital Group, Inc., under a contract designed to manage price risks associated with changing fossil fuel prices. The Company does not expect the reduction in sales to Morgan Stanley to adversely affect the Company's earnings in 2004 or future years.

In the third quarter of 2004, power supply expenses decreased $16.2 million compared with the same quarter of 2003 due to decreased wholesale sales of electricity, principally those associated with the Morgan Stanley arrangement.

     The Company has recently undertaken several efforts to reduce its environmental footprint, including joining the Chicago Climate Exchange, an organization supporting the development of tradable CO2 emission credits, and reviewing vendor practices around the materials and manufacturing processes to assure that they comply with environmental standards. "We are committed to improving our work practices with regard to the environment," said Mr. Dutton, "and these actions represent a step in the right direction."


In other developments, Green Mountain Power achieved two major honors in October. The Company was recognized by the Edison Electric Institute as the top-performing small-cap company in its Index of Shareholder-Owned Electric
Utilities for the past five years. The index values total return over a five-year period. Green Mountain Power was also named a finalist for "Power Company of the Year" in the Platts 2004 Global Energy Awards.


                                                                  Quarterly Earnings Summary
                                                       Three Months Ended          Nine months ended
                                                               September 30          September 30
                                                               2004     2003      2004       2003
                                                             --------  -------  ---------  ---------
in thousands except per share amounts
Retail revenues . . . . . . . . . . . . . . . . . . . . . .  $50,483   $51,023  $153,414   $150,783
Wholesale revenues. . . . . . . . . . . . . . . . . . . . .    4,443    20,952    19,220     58,593
                                                             --------  -------  ---------  ---------
Total operating revenues. . . . . . . . . . . . . . . . . .   54,926    71,975   172,634    209,376
                                                             --------  -------  ---------  ---------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .    3,390     3,041     8,906      8,227
Net income applicable to common stock . . . . . . . . . . .    3,390     3,040     8,906      8,224
Net income-continuing operations. . . . . . . . . . . . . .    3,392     3,034     8,915      8,239
Net income(loss)-discontinued operations. . . . . . . . . .       (2)        6        (9)       (15)
                                                             --------  -------  ---------  ---------
Basic earnings per Common share . . . . . . . . . . . . . .  $  0.67   $  0.61  $   1.76   $   1.65
                                                             ========  =======  =========  =========
Fully diluted earnings per share. . . . . . . . . . . . . .  $  0.65   $  0.59  $   1.70   $   1.60
                                                             ========  =======  =========  =========
Dividends declared per share. . . . . . . . . . . . . . . .  $  0.22   $  0.19  $   0.66   $   0.57
Weighted average shares of common stock outstanding-Basic .    5,089     4,982     5,068      4,970
Weighted average shares of common stock outstanding-Diluted    5,251     5,141     5,238      5,130

For further information, please contact Robert J. Griffin, Vice President Finance, Treasurer and Controller at (802) 655-8452, or Stephen C. Terry, Senior Vice President, Corporate and Legal Affairs, (802) 655-8408.